EXHIBIT 10.24

POST PROPERTIES, INC.

2003 INCENTIVE STOCK PLAN

STOCK GRANT CERTIFICATE

This Stock Grant Certificate evidences the grant by Post Properties, Inc., a Georgia corporation (“Post”), in accordance with the Amended and Restated Post Properties, Inc. 2003 Incentive Stock Plan (“Plan”), of ______ shares of restricted Stock (the “Stock Grant”) to _____________ (“Director”). This Stock Grant is granted effective as of _____________, which shall be referred to as the “Grant Date.”

POST PROPERTIES, INC.

By:
Sherry W. Cohen Executive Vice President & Secretary

TERMS AND CONDITIONS

Section 1.        Plan and Stock Grant Certificate.    This Stock Grant is subject to all of the terms and conditions set forth in this Stock Grant Certificate and in the Plan, and if a determination is made that any term or condition set forth in this Stock Grant Certificate is inconsistent with the Plan, the Plan shall control. All of the capitalized terms not otherwise defined in this Stock Grant Certificate shall have the same meaning in this Stock Grant Certificate as in the Plan. A copy of the Plan will be available to Director upon written request to the corporate Secretary of Post.

Section 2.        Stockholder Status.    Director shall have an immediate right to receive cash dividends on all of the shares of Stock subject to the Stock Grant while the shares remain subject to forfeiture under Section 3 and in addition shall have the right to vote such shares. If Director forfeits shares under Section 3, Director shall at the same time forfeit Director’s right to vote the shares and to receive cash dividends paid with respect to the shares. Any Stock dividends or other distributions of property made with respect to shares that remain subject to forfeiture under Section 3 shall be held by Post, and Director’s rights to receive such dividends or other property shall vest under Section 3 at the same time as the shares with respect to which the dividends or other property are attributable. Except for the right to receive cash dividends and vote described in this Section 2, Director shall have no rights as a Stockholder with respect to any shares of Stock subject to the Stock Grant under this Stock Grant Certificate until such shares have vested under Section 3.

Section 3.        Forfeiture and Vesting.

(a)	General Rule. Subject to Section 3(b), Director shall vest in the Stock Grant as follows:

(1)	the first one-third of the shares of Stock subject to this Stock Grant (rounding down to the nearest whole number) shall vest only if he remains a member of the Board through the first anniversary of the Grant Date,

(2)	the second one-third of the shares of Stock subject to this Stock Grant (rounding down to the nearest whole number) shall vest only if he remains a member of the Board through the second anniversary of the Grant Date, and

(3)	the balance of the shares of Stock subject to this Stock Grant shall vest only if he remains a member of the Board through the third anniversary of the Grant Date.

(b)	Acceleration of Vesting.

(1)	After A Change in Control. If Director’s status as a member of the Board terminates on or after the Effective Date of a Change in Control as a result of

(a)	his failure to be nominated for election as a member of the Board at his first opportunity to be so nominated following such Change in Control, or

(b)	his failure to be elected a member of the Board at his first opportunity to be so elected following such Change in Control,

then the date his status as a member of the Board terminates shall be treated as the third anniversary of the Grant Date, and this Stock Grant shall immediately be vested in full.

(2)	Disability or Death. If Director’s status as a member of the Board terminates as a result of his Disability (as defined in Section 3(c)) or death, then the date his status as a Director so terminates shall be treated as the third anniversary of the Grant Date, and this Stock Grant shall immediately be vested in full.

(3)	Vesting Date. If Director reaches his Vesting Date and there is no interruption in his status as a member of the Board between the Grant Date and his Vesting Date, then the date he reaches his

Vesting Date shall be treated as the third anniversary of the Grant Date, and this Stock Grant shall immediately be vested in full.

(4)	Other. If Director’s status as a member of the Board terminates for any reason other than a reason described in Sections 3(b)(1) or 3(b)(2), then Director shall forfeit the unvested shares.

(c)	Definitions.

(1)	Change in Control. The term “Change in Control” for purposes of this Stock Grant Certificate shall mean:

(a)	a “change in control” of Post of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A for a proxy statement filed under Section 14(a) of the Exchange Act as in effect on the Grant Date.

(b)	a “person” (as that term is used in 14(d)(2) of the Exchange Act) becomes the beneficial owner (as defined in Rule 13d-3 under the Exchange Act) directly or indirectly of securities representing 45% or more of the combined voting power for election of directors of the then outstanding securities of Post;

(c)	the individuals who at the beginning of any period of two consecutive years or less (starting on or after the Grant Date) constitute the Board cease for any reason during such period to constitute at least a majority of the Board, unless the election or nomination for election of each new member of the Board was approved by vote of at least two-thirds of the members of such Board then still in office who were members of such Board at the beginning of such period;

(d)	the shareholders of Post approve any reorganization, merger, consolidation or share exchange as a result of which the stock of Post shall be changed, converted or exchanged into or for securities of another organization (other than a merger with a Post Affiliate or a wholly-owned subsidiary of Post) or any dissolution or liquidation of Post or any sale or the disposition of 50% or more of the assets or business of Post; or

(e)

the shareholders of Post approve any reorganization, merger, consolidation or share exchange with another corporation unless (i) the persons who were the beneficial owners of the outstanding shares of the stock of Post immediately before the consummation of such transaction beneficially own more than 60% of the outstanding shares of the stock of the successor or survivor corporation in such transaction immediately following the consummation of such transaction and (ii) the number of shares of the stock of such successor or survivor corporation beneficially owned by the persons described in Section 3(c)(1)(e)(i)) immediately following the consummation of such transaction is beneficially owned by each such person in substantially the same proportion that each such person had beneficially owned shares of Post stock immediately before the consummation of such transaction, provided (iii) the percentage described in Section 3(c)(1)(e)(i) of the beneficially owned shares of the successor or survivor corporation and the number described in Section 3(c)(1)(e)(ii) of the beneficially owned shares of the successor or survivor corporation shall be determined exclusively by reference to the shares of the successor or survivor corporation which result from the beneficial ownership of shares of stock of Post by the persons described in Section 3(c)(1)(e)(i) immediately before the consummation of such transaction.

(2)	Disability. Director’s service as a member of the Board shall be treated as terminating by reason of a “Disability” if the Committee determines that his service terminated because he no longer was able to perform the essential functions of his position as a result of a physical or mental illness with or without a reasonable accommodation by Post with respect to such illness.

(3)	Effective Date. The term “Effective Date” for purposes of this Stock Grant Certificate shall mean either the date which includes the “closing” of the transaction which makes a Change in Control effective if the Change in Control is made effective through a transaction which has a “closing” or the date a Change in Control is reported in accordance with applicable law as effective to the Securities and Exchange Commission if the Change in Control is made effective other than through a transaction which has a “closing”.

(4)	Exchange Act. The term “Exchange Act” for purposes of this Stock Grant Certificate shall mean the Securities Exchange Act of 1934, as amended.

(5)	Vesting Date. The term “Vesting Date” for purposes of this Stock Grant Certificate means the date Director reaches age 72.

Section 4.        Stock Issuance.    Post shall issue the shares of Stock in the name of Director upon Director’s execution of the Irrevocable Stock Power in favor of Post attached hereto as Exhibit A. The Secretary of Post shall hold such shares in certificate form or in book entry with Post’s transfer agent and any distributions made with respect to such shares (other than cash dividends) until such time as the shares have vested or have been forfeited. As soon as practicable after each vesting date, Post shall issue to Director a stock certificate reflecting the shares that have vested and become nonforfeitable on such date (together with any distributions made with respect to the shares that have been held by Post) or Post shall instruct its transfer agent to transfer the shares that have vested and become nonforfeitable on such date (together with any distributions made with respect to the shares that have been held by Post) from the non-vested to the vested portion of the Director’s account. If shares are forfeited, the shares (together with any distributions made with respect to the shares that have been held by Post) automatically shall revert back to Post.

Section 5.        Nontransferable.    No rights granted under this Stock Grant Certificate shall be transferable by Director other than by will or the laws of descent and distribution. The person or persons, if any, to whom the Stock Grant is transferred by will or by the laws of descent and distribution shall be treated after Director’s death the same as Director under this Stock Grant Certificate.

Section 6.        Withholding.    Director’s signing of this Stock Grant Certificate shall constitute Director’s consent and agreement for any tax withholding required as a result of the transfer of the shares of Stock subject to the Stock Grant to Director or any dividends or other payments made with respect to the shares of Stock subject to the Stock Grant to be withheld from his or her regular cash compensation, from the shares of Stock subject to the Stock Grant or pursuant to such other means as Post deems reasonable and appropriate under the circumstances.

Section 7.        Other Laws.    Post shall have the right to refuse to transfer shares of Stock subject to the Stock Grant to Director if Post acting in its absolute discretion determines that the transfer of such shares might violate any applicable law or regulation.

Section 8.        No Right to Continue Service.    Neither the Plan, this Stock Grant Certificate, nor any related material shall give Director the right to be nominated or elected as a member of the Board or as the Chairman of the Board.

Section 9.        Governing Law.    The Plan and this Stock Grant Certificate shall be governed by the laws of the State of Georgia.

Section 10.    Binding Effect.    This Stock Grant Certificate shall be binding upon Post and Director and their respective heirs, executors, administrators and successors.

Section 11.        Headings and Sections.    The headings contained in this Stock Grant Certificate are for reference purposes only and shall not affect in any way the meaning or interpretation of this Stock Grant Certificate. All references to sections in this Stock Grant Certificate shall be to sections of this Stock Grant Certificate unless otherwise expressly stated as part of such reference.

I, [Director], HEREBY ACCEPT AND AGREE TO THE TERMS AND CONDITIONS SET FORTH IN THIS STOCK GRANT CERTIFICATE.

[Director]

Exhibit A

IRREVOCABLE STOCK POWER

FOR VALUE RECEIVED, pursuant to that certain Stock Grant Certificate, dated ________________ (the “Stock Grant Certificate”), issued to the undersigned in respect of a grant of shares of restricted Stock (the “Stock Grant”) of Post Properties, Inc. (“Post”), the undersigned hereby agrees, upon the occurrence of any forfeiture event described in the Stock Grant Certificate, to sell, assign and transfer to Post any unvested shares of Stock subject to the Stock Grant, and does hereby irrevocably constitute and appoint Post to transfer said shares on the books of Post, with full power of substitution in the premises.

DATED: As of ___________________

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